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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: APRIL 24, 1995
                       (Date of Earliest Event Reported)

                      COLUMBIA/HCA HEALTHCARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                    1-11239                  75-2497104
     (State or Other              (Commission             (I.R.S. Employer
      Jurisdiction               File Number)            Identification No.)
    of Incorporation)

ONE PARK PLAZA, NASHVILLE, TENNESSEE                  37203
   (Address of Principal Executive                  (Zip Code)
              Offices)

                                 (615) 327-9551
              (Registrant's Telephone Number, Including Area Code)

                201 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40202
         (Former Name or Former Address, if Changed Since Last Report)

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

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

                                    MERGER

  On October 4, 1994, Columbia/HCA Healthcare Corporation ("Columbia/HCA"), a wholly-owned subsidiary of Columbia/HCA ("Columbia Sub") and Healthtrust, Inc.--The Hospital Company ("Healthtrust") executed an Agreement and Plan of Merger, pursuant to which, among other things, (i) Columbia Sub would be merged with and into Healthtrust (the "Healthtrust Merger") and (ii) each stockholder of Healthtrust would receive for each share of Healthtrust common stock held as of the consummation date of the Healthtrust Merger 0.88 of a share of Columbia/HCA common stock. On February 28, 1995, the stockholders of both Columbia/HCA and Healthtrust voted to approve the Healthtrust Merger. The Healthtrust Merger was consummated on April 24, 1995.

  For accounting purposes, the Healthtrust Merger has been treated as a pool-ing of interests. Accordingly, the accompanying supplemental selected finan-cial data, supplemental management's discussion and analysis and supplemental consolidated financial statements and financial statement schedule for each of the three years in the period ended December 31, 1994 give retroactive effect to the Healthtrust Merger and include the combined operations of Columbia/HCA and Healthtrust for all periods presented. In addition, the historical finan-cial information related to Healthtrust (which prior to the Healthtrust Merger was reported on a fiscal year ending August 31) has been recast to conform to Columbia/HCA's annual reporting period ending December 31.

  The accompanying supplemental financial information does not extend through the date of consummation of the Healthtrust Merger; however such information will become the historical consolidated financial information of Columbia/HCA after the financial statements including the date of consummation of the Healthtrust Merger are issued.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                      SUPPLEMENTAL SELECTED FINANCIAL DATA
                   AS OF AND FOR THE YEARS ENDED DECEMBER 31
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                            1994       1993       1992       1991       1990
                          ---------  ---------  ---------  ---------  ---------
SUMMARY OF OPERATIONS:
Revenues................  $  14,543  $  12,678  $  12,226  $  11,722  $  10,517
                          ---------  ---------  ---------  ---------  ---------
Salaries, wages and
 benefits...............      5,963      5,202      5,062      4,924      4,401
Supplies................      2,144      2,015      1,948      1,774      1,590
Other operating
 expenses...............      2,722      2,351      2,292      2,153      1,953
Provision for doubtful
 accounts...............        853        699        652        638        558
Depreciation and
 amortization...........        804        689        670        647        618
Interest expense........        387        415        506        748        852
Investment income.......        (69)       (74)       (88)       (83)       (85)
Non-recurring
 transactions...........        159        151        532        521         22
                          ---------  ---------  ---------  ---------  ---------
                             12,963     11,448     11,574     11,322      9,909
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations before
 minority interests and
 income taxes...........      1,580      1,230        652        400        608
Minority interests in
 earnings of
 consolidated entities..         40         18         25         24         14
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations before
 income taxes...........      1,540      1,212        627        376        594
Provision for income
 taxes..................        611        492        334        158        233
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations.............        929        720        293        218        361
Discontinued operations:
 Income (loss) from
  operations of
  discontinued health
  plan segment, net of
  income tax (benefit)..          -         16       (108)        16         (6)
 Costs associated with
  discontinuance of
  health plan
  segment, net of income
  tax benefit...........          -          -        (17)         -          -
Extraordinary loss on
 extinguishment of debt,
 net of income tax
 benefit................       (115)       (97)       (23)      (114)        (5)
Cumulative effect on
 prior years of a change
 in accounting
 for income taxes.......          -          -         51          -          -
                          ---------  ---------  ---------  ---------  ---------
  Net income............  $     814  $     639  $     196  $     120  $     350
                          =========  =========  =========  =========  =========
Earnings per common and
 common equivalent
 share(a):
 Income from continuing
  operations............  $    2.16  $    1.75  $     .75  $     .59  $     .95
 Discontinued
  operations:
 Income (loss) from
  operations of
  discontinued health
  plan segment..........          -        .04       (.27)       .05       (.02)
 Costs associated with
  discontinuance of
  health plan segment...          -          -       (.05)         -          -
 Extraordinary loss on
  extinguishment of
  debt..................       (.27)      (.24)      (.06)      (.34)      (.02)
 Cumulative effect on
  prior years of a
  change in accounting
  for income taxes......          -          -        .13          -          -
                          ---------  ---------  ---------  ---------  ---------
  Net income............  $    1.89  $    1.55  $     .50  $     .30  $     .91
                          =========  =========  =========  =========  =========
Shares used in earnings
 per common and common
 equivalent share
 computations (in
 thousands).............    429,295    413,036    394,378    334,676    315,606
Net cash provided by
 continuing operations..  $   1,747  $   1,585  $   1,776  $   1,607  $   1,531
FINANCIAL POSITION:
Assets..................  $  16,278  $  12,685  $  12,773  $  13,081  $  12,321
Working capital.........      1,092        835        899        917        856
Net assets of
 discontinued
 operations.............          -          -        376        411        303
Long-term debt,
 including amounts due
 within one year........      5,672      4,682      4,735      6,380      6,385
Minority interests in
 equity of consolidated
 entities...............        278         67         51         44         36
Common stockholders'
 equity.................      6,090      4,158      4,241      3,219      2,236
OPERATING DATA (B):
Number of hospitals at
 end of period..........        311        274        281        301        306
Number of licensed beds
 at end of period.......     59,595     53,245     53,457     54,616     54,443
Weighted average
 licensed beds..........     57,517     53,247     51,955     54,072     54,297
Average daily census....     23,841     22,973     23,569     25,819     26,096
Occupancy...............         41%        43%        45%        48%        48%
Admissions..............  1,565,500  1,451,000  1,448,000  1,486,200  1,475,400
Average length of stay
 (days).................        5.6        5.8        6.0        6.3        6.5
Emergency room visits...  4,651,000  4,248,900  4,065,000  4,016,700  3,852,100

- --------
(a) Earnings per common and common equivalent share include the effect of preferred stock dividend requirements totaling $18 million in 1991 and $63 million in 1990.
(b) Operating data for 1992 exclude the 22 divested psychiatric hospitals dis-cussed in Note 8 of the Notes to Supplemental Consolidated Financial State-ments.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The Supplemental Selected Financial Data on page 2 and the accompanying sup-plemental consolidated financial statements set forth certain information with respect to the financial position, results of operations and cash flows of Columbia/HCA Healthcare Corporation ("Columbia/HCA") which should be read in conjunction with the following discussion and analysis.

BACKGROUND INFORMATION AND BUSINESS STRATEGY

Healthtrust Merger

  In April 1995 Columbia/HCA completed a merger transaction with Healthtrust, Inc. -- The Hospital Company ("Healthtrust") (the "Healthtrust Merger"). At the time of the Healthtrust Merger, Healthtrust operated 117 hospitals and certain other ancillary health care facilities located in twenty-two states with annual revenues approximating $3.4 billion. For accounting purposes, the Healthtrust Merger was treated as a pooling of interests. Accordingly, the ac-companying supplemental consolidated financial statements and selected finan-cial and operating data included in this discussion and analysis give retroac-tive effect to the Healthtrust Merger and include the combined operations of Columbia/HCA and Healthtrust for all periods presented.

MCA Merger

  In September 1994 Columbia/HCA completed a merger transaction with Medical Care America, Inc. ("MCA") (the "MCA Merger"). MCA was a national provider of alternative-site health care services through the operation of free-standing surgical centers and certain other outpatient ancillary facilities located in twenty-six states with annual revenues in excess of $400 million. The MCA Merger was accounted for under the purchase method, and accordingly, the ac-companying supplemental consolidated financial statements and selected finan-cial and operating data included in this discussion and analysis include the operations of MCA since September 1, 1994.

EPIC Merger

  Prior to the merger with Columbia/HCA, Healthtrust completed a merger trans-action with EPIC Holdings, Inc. ("EPIC") (the "EPIC Merger") in May 1994. EPIC was a health care services provider that owned and operated 32 general acute care hospitals with annual revenues in excess of $1 billion. The EPIC Merger was accounted for under the purchase method, and accordingly, the accompanying supplemental consolidated financial statements and selected financial and op-erating data included in this discussion and analysis include the operations of EPIC since May 1, 1994.

HCA Merger

  Columbia Healthcare Corporation ("Columbia") completed a merger transaction with HCA - Hospital Corporation of America ("HCA") (the "HCA Merger") in Feb-ruary 1994. At the time of the HCA Merger, HCA operated 97 hospitals located in twenty-one states with annual revenues in excess of $5 billion. For ac-counting purposes, the HCA Merger was treated as a pooling of interests. Ac-cordingly, the accompanying supplemental consolidated financial statements and selected financial and operating data included in this discussion and analysis give retroactive effect to the HCA Merger and include the combined operations of Columbia and HCA for all periods presented.

Galen Merger

  In September 1993 Columbia Hospital Corporation ("CHC") completed a merger transaction with Galen Health Care, Inc. ("Galen") (the "Galen Merger") to form Columbia. At the time of the

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
BACKGROUND INFORMATION AND BUSINESS STRATEGY (CONTINUED)

Galen Merger, CHC operated 22 hospitals and certain ancillary health care fa-cilities in five major markets located in Florida and Texas. Annual revenues of CHC were in excess of $1 billion. Galen operated 71 hospitals located in eighteen states and two foreign countries with annual revenues of approxi-mately $4 billion. The Galen Merger was accounted for as a pooling of inter-ests. Accordingly, the accompanying supplemental consolidated financial state-ments and selected financial and operating data included in this discussion and analysis give retroactive effect to the Galen Merger and include the com-bined operations of CHC and Galen for all periods presented.

Spinoff Transaction

  Prior to the merger with CHC, Galen became a publicly held corporation on March 1, 1993 as a result of a tax-free spinoff transaction (the "Spinoff") by Humana Inc. ("Humana"). The Spinoff separated Humana's previously integrated hospital and managed care health plan businesses and was effected through the distribution of Galen common stock to then current Humana common stockholders on a one-for-one basis. For accounting purposes, because of the relative sig-nificance of the hospital business, the pre-Spinoff financial statements of Galen (and now those of Columbia/HCA) include the separate results of Humana's hospital business, while the operating results and net assets of Humana's man-aged care health plans have been classified as discontinued operations.

Business Strategy

  Columbia/HCA primarily operates hospitals and ancillary health care facili-ties through either (i) wholly owned subsidiaries, (ii) joint ventures or
(iii) ownership of controlling interests in various partnerships in which sub-sidiaries of Columbia/HCA serve as the managing general partner. Columbia/HCA's business strategy centers on the development of comprehensive, integrated health care delivery networks with physicians and other health care providers in targeted markets, which typically involves significant health care facility acquisitions and consolidation activities.

  During the past several years, hospital industry inpatient admission trends have been adversely impacted by cost containment efforts initiated by federal and state governments and various third-party payers, including health mainte-nance organizations, preferred provider organizations, commercial insurance companies and employer-sponsored networks. In addition, a significant number of medical procedures have shifted from inpatient to less expensive outpatient settings as a result of both cost containment pressures and advances in medi-cal technology.

  In response to changes in the health care industry, Columbia/HCA has devel-oped the following strategy to provide the highest quality health care serv-ices at the lowest possible cost:

  Become a significant provider of services -- Columbia/HCA attempts to (i) consolidate services to reduce costs and (ii) develop the geographic coverage necessary for inclusion in most managed care and employer-sponsored networks in each market.

  Provide a comprehensive range of services -- In addition to the operation of general, acute care hospitals, Columbia/HCA also operates psychiatric and re-habilitation facilities, outpatient sur-gery and diagnostic centers, home health agencies and other services. This strategy enables

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
BACKGROUND INFORMATION AND BUSINESS STRATEGY (CONTINUED)

Columbia/HCA to attract business from managed care plans and major employers seeking efficient access to a wide array of health care services.

  Deliver high quality services -- Through the use of clinical information systems and continuous quality enhancement programs, Columbia/HCA focuses on patient outcomes and strives to continuously improve the quality of care and service provided to patients.

  Integrate fragmented delivery systems -- Through its networks, Columbia/HCA focuses on coordinating pricing, contracting, information systems, economic incentives and quality assurance activities among providers in each market.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RESULTS OF OPERATIONS

  The following is a summary of continuing operations (dollars in millions, except per share amounts).

                                     1994            1993            1992
                                 --------------  --------------  --------------
                                 AMOUNT   RATIO  AMOUNT   RATIO  AMOUNT   RATIO
                                 -------  -----  -------  -----  -------  -----
Revenues.......................  $14,543  100.0  $12,678  100.0  $12,226  100.0
                                 -------  -----  -------  -----  -------  -----
Salaries, wages and benefits...    5,963   41.0    5,202   41.0    5,062   41.4
Supplies.......................    2,144   14.7    2,015   15.9    1,948   15.9
Other operating expenses.......    2,722   18.8    2,351   18.6    2,292   18.8
Provision for doubtful
 accounts......................      853    5.9      699    5.5      652    5.3
Investment income..............      (69)  (0.5)     (74)  (0.6)     (88)  (0.7)
                                 -------  -----  -------  -----  -------  -----
                                  11,613   79.9   10,193   80.4    9,866   80.7
                                 -------  -----  -------  -----  -------  -----
EBDITA (a).....................    2,930   20.1    2,485   19.6    2,360   19.3
Depreciation and amortization..      804    5.4      689    5.4      670    5.6
Interest expense...............      387    2.7      415    3.3      506    4.1
Non-recurring transactions.....      159    1.1      151    1.2      532    4.3
                                 -------  -----  -------  -----  -------  -----
Income before minority
 interests and income taxes....    1,580   10.9    1,230    9.7      652    5.3
Minority interests.............       40    0.3       18    0.1       25    0.2
                                 -------  -----  -------  -----  -------  -----
Income from continuing
 operations before income
 taxes.........................    1,540   10.6    1,212    9.6      627    5.1
Provision for income taxes.....      611    4.2      492    3.9      334    2.7
                                 -------  -----  -------  -----  -------  -----
Income from continuing
 operations....................  $   929    6.4  $   720    5.7  $   293    2.4
                                 =======  =====  =======  =====  =======  =====
Earnings per common and common
 equivalent share:
  Excluding non-recurring
   transactions................  $  2.40         $  1.99         $  1.80
  Non-recurring transactions...     (.24)           (.24)          (1.05)
                                 -------         -------         -------
  Income from continuing
   operations..................  $  2.16         $  1.75         $   .75
                                 =======         =======         =======
% changes from prior year:
  Revenues.....................     14.7             3.7
  EBDITA.......................     17.9             5.3
  Income from continuing
   operations before
   income taxes................     27.1            93.2
  Income from continuing
   operations..................     28.9           146.5
  Earnings per common and
   common equivalent share.....     23.4           133.3
Other information excluding the
 effect of
 non-recurring transactions:
  Income from continuing
   operations
   before income taxes.........  $ 1,699   11.7  $ 1,363   10.8  $ 1,159    9.4
  Income from continuing
   operations..................    1,031    7.1      818    6.5      709    5.8
  % changes from prior year:
    Income from continuing
     operations before income
     taxes.....................     24.7            17.6
    Income from continuing
     operations................     25.8            15.7
    Earnings per common and
     common equivalent share...     20.6            10.6

- --------
(a) Income from continuing operations before non-recurring transactions, de-preciation, interest, minority interests, income taxes and amortization. Although EBDITA is not a measure of operating performance calculated in accordance with generally accepted accounting principles, it is commonly used as an analytical indicator within the health care provider industry. In addition, EBDITA also serves as a measurement of leverage capacity and debt service ability. EBDITA should not be considered as a measure of profitability or liquidity or as an alternative to net income, cash flows generated by operating, investing or financing activities or other finan-cial statement data presented in the supplemental consolidated financial statements as an indicator of financial performance.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RESULTS OF OPERATIONS (CONTINUED)

  Revenues increased 15% to $14.5 billion in 1994 and 4% to $12.7 billion in 1993. Increases in both periods resulted primarily from acquisitions, growth in same-hospital outpatient services, price increases and, in 1994, growth in same-hospital inpatient volumes. On a same- hospital basis, admissions in-creased 1.9% in 1994 and declined 0.7% in 1993, while outpatient visits grew 34.5% in 1994 and 10.3% in 1993. The significant increase in outpatient visits in 1994 was primarily a result of expanding home health care and other outpa-tient ancillary services.

  During the past three years, Columbia/HCA has experienced increases in dis-counted business. Medicare admissions as a percentage of total admissions were 40% in 1994, 39% in 1993 and 38% in 1992, while discounted and managed care admissions grew to 34% in 1994 from 30% in 1993 and 28% in 1992.

  Despite a continued increase in discounted business, income from continuing operations before income taxes increased 27% to $1.5 billion in 1994 from $1.2 billion in 1993 and pretax margins increased to 10.6% in 1994 from 9.6% in 1993. Excluding the effect of non- recurring transactions, income from contin-uing operations before income taxes increased 25% to $1.7 billion in 1994 from $1.4 billion in 1993 and pretax margins increased to 11.7% in 1994 from 10.8% in 1993. The improvement in pretax income was primarily attributable to growth in revenues and reductions in interest expense resulting from refinancing ac-tivities in both 1994 and 1993. In addition, pretax margins also increased due to increased discounts on medical supplies. Supply costs declined as percent-age of revenues to 14.7% in 1994 compared to 15.9% in 1993.

  Pretax income from continuing operations increased 93% to $1.2 billion in 1993 from $627 million in 1992 and pretax margins increased to 9.6% in 1993 from 5.1% in 1992. Excluding the effect of non-recurring transactions, pretax income from continuing operations increased 18% to $1.4 billion in 1993 from $1.2 billion in 1992 and pretax margins increased to 10.8% in 1993 from 9.4% in 1992. The improvement was primarily attributable to reductions in interest expense resulting from refinancing activities in both 1993 and 1992. In addi-tion, pretax margins also increased due to improvements in staffing levels. Salaries, wages and benefits declined as a percentage of revenues to 41% in 1993 from 41.4% in 1992.

  Income from continuing operations increased 29% to $929 million ($2.16 per share) in 1994 and 147% to $720 million ($1.75 per share) in 1993. Excluding the effects of the non-recurring transactions, income from continuing opera-tions increased 26% to $1 billion ($2.40 per share) in 1994 and 16% to $818 million ($1.99 per share) in 1993.

  Columbia/HCA recorded significant non-recurring transactions during each of the last three years. In 1994 Columbia/HCA recorded $159 million ($102 million net of tax) of charges in connection with the HCA Merger. In addition to in-vestment and advisory fees associated with the HCA Merger, these charges re-flect management's actions to reduce overhead costs, eliminate duplicative op-erating facilities in certain markets and consolidate management information systems. These cost-saving measures were substantially completed during 1994. In connection with the Galen Merger, Columbia/HCA recorded charges in 1993 to-taling $151 million ($98 million net of tax) for management actions similar to those previously discussed as part of the HCA Merger. Consolidation and cost-saving activities related to these charges have been completed. In addition, Columbia/HCA realized a pretax gain of $38 million in 1993 on the sale of a hospital and also recorded a provision for loss in connection with the antici-pated sale of certain hospitals totaling

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RESULTS OF OPERATIONS (CONTINUED)

$38 million. Results of operations in 1992 include $394 million ($330 million net of tax) of charges associated with divestitures of certain hospitals and $138 million ($86 million net of tax) of charges related primarily to the Spinoff.

  The acute care facilities acquired in connection with the EPIC Merger in May 1994 increased revenues by $721 million in 1994, while the free-standing sur-gical center business acquired in connection with the MCA Merger in September 1994 increased revenues by $163 million. These transactions had no material effect on 1994 earnings. See Note 10 of the Notes to Supplemental Consolidated Financial Statements for certain pro forma information related to the EPIC Merger and MCA Merger.

  Results of operations for the periods prior to the Spinoff include income from discontinued operations of $16 million ($.04 per share) in 1993 and losses of $125 million ($.32 per share) in 1992 related to Humana's health plan business. Losses from discontinued operations in 1992 include non-recur-ring charges of $135 million (net of tax) incurred by Humana in connection with the Spinoff.

  In each of the last three years, substantial amounts of high-coupon long-term debt were refinanced to reduce future interest expense and eliminate cer-tain restrictive covenants. In 1994 Columbia/HCA refinanced approximately $2.2 billion of long-term debt resulting in an after-tax loss of $115 million ($.27 per share). Losses from refinancings of $1.4 billion of long-term debt and a revolving credit agreement in 1993 reduced net income by $97 million ($.24 per share). Columbia/HCA also refinanced $1.4 billion of long-term debt in 1992 resulting in an after-tax loss of $23 million ($.06 per share).

LIQUIDITY

  Cash provided by continuing operations totaled $1.7 billion in 1994 compared to $1.6 billion in 1993 and $1.8 billion in 1992. Cash flows in 1994 were re-duced by approximately $75 million in connection with the payment to the In-ternal Revenue Service (the "IRS") related to disputed prior year income taxes and interest. Cash flows and available cash and cash equivalents in excess of capital expenditures (including acquisitions and divestitures) were used gen-erally to reduce long-term debt. In addition, such cash flows were also used in 1994 to fund $146 million of self-insured professional liability risks re-lated to prior years and, in 1993, to finance a payment of $135 million to Humana in connection with the Spinoff.

  Working capital totaled $1.1 billion at December 31, 1994 compared to $835 million at December 31, 1993. Management believes that cash flows from opera-tions and amounts available under Columbia/HCA's revolving credit facilities and related commercial paper programs are sufficient to meet expected future liquidity needs.

  A substantial portion of the non-recurring transactions recorded during the past three years relate to the writedown of recorded assets and, accordingly, did not have a material adverse effect on cash flows from continuing opera-tions.

  Investments of Columbia/HCA's professional liability insurance subsidiary to maintain statutory equity and pay claims totaled $973 million and $778 million at December 31, 1994 and 1993, respectively.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
LIQUIDITY (CONTINUED)

  In September 1993 the Board of Directors initiated the payment of a regular quarterly cash dividend of $.03 per common share.

CAPITAL RESOURCES

  Excluding acquisitions, capital expenditures totaled $1.2 billion in 1994 compared to $1.1 billion in 1993 and $842 million in 1992. Planned capital ex-penditures in 1995 are expected to approximate $1.3 billion. Management be-lieves that its capital expenditure program is adequate to expand, improve and equip existing health care facilities.

  In addition, Columbia/HCA expended $370 million, $167 million and $39 mil-lion for acquisitions and joint ventures (excluding the MCA, EPIC, Healthtrust, HCA and Galen Mergers) during 1994, 1993 and 1992, respectively. See Note 9 of the Notes to Supplemental Consolidated Financial Statements for a description of these activities.

  In connection with the MCA Merger consummated in September 1994 (accounted for under the purchase method), Columbia/HCA issued approximately 21.1 million shares of common stock in exchange for all outstanding shares of MCA common stock at an aggregate cost of $912 million.

  In connection with the EPIC Merger consummated in May 1994 (accounted for under the purchase method), Columbia/HCA paid cash in exchange for all out-standing EPIC common shares at an aggregate cost of $266 million. The EPIC Merger was financed through the public offering of 5,262,400 shares of Columbia/HCA common stock, issuance of $200 million of 10.25% subordinated notes, borrowings under a bank credit agreement and use of existing cash and cash equivalents.

  As part of its business strategy, Columbia/HCA intends to acquire additional health care facilities in the future. Since December 31, 1994, Columbia/HCA has expended $469 million toward the purchase of nine hospitals (or a control-ling interest therein). These transactions, which will be accounted for under the purchase method, were financed through the use of internally generated funds and issuance of long-term debt.

  Columbia/HCA expects to finance all capital expenditures with internally generated and borrowed funds. Available sources of capital include public or private debt, commercial paper, unused bank revolving credits and equity. At December 31, 1994, there were projects under construction which had an esti-mated additional cost to complete of approximately $379 million.

  At December 31, 1993, Columbia/HCA was a party to certain interest rate swap agreements covering $380 million of commercial paper classified as long-term debt. These transactions were consummated in prior years in connection with the refinancing of high-coupon debt with an average interest rate approximat-ing 13% and provided a cost-effective source of fixed rate financing averaging 7.9%. As part of the previously discussed refinancing of $2.2 billion of long-term debt in 1994, Columbia/HCA terminated all of its interest rate agreements in advance of their scheduled maturities. The after-tax loss on refinancing of long-term debt aggregating $115 million includes a loss of $13 million related to the termination of these agreements. At December 31, 1994, Columbia/HCA was not a party to any interest rate swap agreements. Subject to market conditions and certain other factors, Columbia/HCA may enter into similar arrangements in the future as a means of effecting fixed rate financing.

  In connection with the Spinoff, common stockholder's equity was reduced by $802 million in 1993 as a result of the following transactions with Humana:
(i) distribution of the net assets of

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
CAPITAL RESOURCES (CONTINUED)

the health plan business ($392 million) and the net assets of a hospital fa-cility ($25 million), (ii) payment of cash ($135 million) and (iii) issuance of notes ($250 million). The notes were refinanced in September 1993.

  In connection with the Healthtrust Merger, Columbia/HCA amended its revolv-ing credit agreements from an aggregate amount of $2.25 billion to $3.75 bil-lion. In addition, Columbia/HCA intends to refinance approximately $1 billion of Healthtrust long-term debt and all outstanding borrowings under the Healthtrust $1.2 billion bank credit agreement. Management anticipates that losses resulting from these refinancing activities will reduce Columbia/HCA's second quarter 1995 net income by approximately $70 million.

  Columbia/HCA's credit facilities contain customary covenants which include
(i) limitations on additional debt, (ii) limitations on sales of assets, merg-ers and changes of ownership and (iii) maintenance of certain interest cover-age ratios. Columbia/HCA was in compliance with all such covenants at December 31, 1994.

EFFECTS OF INFLATION AND CHANGING PRICES

  Various federal, state and local laws have been enacted that, in certain cases, limit Columbia/HCA's ability to increase prices. Revenues for hospital services rendered to Medicare patients are established under the federal gov-ernment's prospective payment system. Medicare revenues approximated 35% of total revenues in 1994, 34% in 1993 and 31% in 1992.

  Management believes that hospital industry operating margins have been, and may continue to be, under significant pressure because of deterioration in in-patient volumes and changes in payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. Management expects that the average rate of increase in Medicare prospective payments will approximate 2% in 1995. In addition, as a result of increasing regulatory and competitive pressures, Columbia/HCA's ability to maintain oper-ating margins through price increases to non-Medicare patients is limited.

HEALTH CARE REFORM

  In recent years, an increasing number of legislative proposals have been in-troduced or proposed in Congress and in some state legislatures that would significantly affect health care systems in Columbia/HCA's markets. Proposals under consideration include cost controls on hospitals, insurance market re-forms that increase the availability of group health insurance to small busi-nesses, requirements that all businesses offer health insurance to their em-ployees and creation of a single government health insurance plan that would cover all citizens. The cost of certain proposals would be funded in signifi-cant part by reductions in payments by government programs, including Medicare and Medicaid, to health care providers such as hospitals. There can be no as-surance that health care proposals adverse to the business of Columbia/HCA will not be adopted.

OTHER INFORMATION

  Columbia/HCA is contesting income taxes and related interest aggregating $1.5 billion at December 31, 1994 proposed by the IRS for prior years. Manage-ment believes that final resolution

                      COLUMBIA/HCA HEALTHCARE CORPORATION
        SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
OTHER INFORMATION (CONTINUED)

of these disputes will not have a material adverse effect on the financial po-sition, results of operations or liquidity of Columbia/HCA. However, if all or a majority of the positions of the IRS are upheld, the financial position, re-sults of operations and liquidity of Columbia/HCA would be materially ad-versely affected.

  In March 1994 Columbia/HCA made an advance payment to the IRS of approxi-mately $75 million in connection with certain disputed prior year income taxes and related interest. This payment did not have a material effect on 1994 earnings.

  Resolution of various other loss contingencies, including litigation pending against Columbia/HCA in the ordinary course of business, is not expected to have a material adverse effect on its financial position or results of opera-tions.

  During 1992 Columbia/HCA adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which increased net income by $51 million ($.13 per share).

  Columbia/HCA expects to incur certain expenses related to the Healthtrust Merger, the amounts of which have not been determined. These costs will in-clude, among other things, amounts for investment advisory and professional fees, expenses of printing and distributing proxy materials, severance pay-ments and provisions for loss related to the consolidation of the operations of Columbia/HCA and Healthtrust. Management anticipates that these expenses will be recorded in the second quarter of 1995.

ITEM 7. (A) FINANCIAL STATEMENTS.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                                            PAGE
                                                                            ----
Report of Independent Auditors.............................................  F-2
Supplemental Consolidated Financial Statements:
  Supplemental Consolidated Statement of Income for the years ended
   December 31, 1994, 1993 and 1992........................................  F-3
  Supplemental Consolidated Balance Sheet, December 31, 1994 and 1993......  F-4
  Supplemental Consolidated Statement of Common Stockholders' Equity for
   the years ended December 31, 1994, 1993 and 1992........................  F-5
  Supplemental Consolidated Statement of Cash Flows for the years ended
   December 31, 1994, 1993 and 1992........................................  F-6
  Notes to Supplemental Consolidated Financial Statements..................  F-7
  Supplemental Quarterly Consolidated Financial Information (Unaudited).... F-28
Supplemental Financial Statement Schedules (a):
  Supplemental Schedule II--Valuation and Qualifying Accounts for the years ended December 31, 1994, 1993 and 1992.................................. F-29

- --------
(a) All other schedules have been omitted because the required information is not present or not present in material amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Columbia/HCA Healthcare Corporation

We have audited the accompanying supplemental consolidated balance sheet of Columbia/HCA Healthcare Corporation (formed as a result of the merger of Columbia/HCA Healthcare Corporation and Healthtrust, Inc. -- The Hospital Com-
pany) as of December 31, 1994 and 1993, and the related consolidated state-ments of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule listed in the index on page F-1 of this Form 8-K. The supplemental consolidated financial statements and schedule give ret-roactive effect to the merger of Columbia/HCA Healthcare Corporation and Healthtrust, Inc. -- The Hospital Company consummated on April 24, 1995, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supple-mental financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the supplemental financial statements referred to above pres-ent fairly, in all material respects, the consolidated financial position of Columbia/HCA Healthcare Corporation at December 31, 1994 and 1993, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1994 after giving retroactive effect to the merger of Healthtrust, Inc. -- The Hospital Company, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the re-lated financial statement schedule, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly in all ma-terial respects the information set forth therein.

As discussed in Note 11 to the supplemental consolidated financial statements, effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                                          /s/ Ernst & Young LLP
                                                              ERNST & YOUNG LLP

Louisville, Kentucky
April 24, 1995

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                       1994     1993     1992
                                                      -------  -------  -------
Revenues............................................  $14,543  $12,678  $12,226
                                                      -------  -------  -------
Salaries, wages and benefits........................    5,963    5,202    5,062
Supplies............................................    2,144    2,015    1,948
Other operating expenses............................    2,722    2,351    2,292
Provision for doubtful accounts.....................      853      699      652
Depreciation and amortization.......................      804      689      670
Interest expense....................................      387      415      506
Investment income...................................      (69)     (74)     (88)
Non-recurring transactions..........................      159      151      532
                                                      -------  -------  -------
                                                       12,963   11,448   11,574
                                                      -------  -------  -------
Income from continuing operations before minority
 interests
 and income taxes...................................    1,580    1,230      652
Minority interests in earnings of consolidated
 entities...........................................       40       18       25
                                                      -------  -------  -------
Income from continuing operations before income
 taxes..............................................    1,540    1,212      627
Provision for income taxes..........................      611      492      334
                                                      -------  -------  -------
Income from continuing operations...................      929      720      293
Discontinued operations:
  Income (loss) from operations of discontinued
   health plan segment, net of income tax (benefit)
   of $9 in 1993 and
   ($46) in 1992....................................        -       16     (108)
  Costs associated with discontinuance of health
   plan
   segment, net of income tax benefit of $2.........        -        -      (17)
Extraordinary loss on extinguishment of debt, net of
 income
 tax benefit of $72 in 1994, $59 in 1993 and $15 in
 1992...............................................     (115)     (97)     (23)
Cumulative effect on prior years of a change in
 accounting for income taxes........................        -        -       51
                                                      -------  -------  -------
      Net income....................................  $   814  $   639  $   196
                                                      =======  =======  =======
Earnings per common and common equivalent share:
  Income from continuing operations.................  $  2.16  $  1.75  $   .75
  Discontinued operations:
    Income (loss) from operations of discontinued
     health plan segment............................        -      .04     (.27)
    Costs associated with discontinuance of health
     plan segment...................................        -        -     (.05)
  Extraordinary loss on extinguishment of debt......     (.27)    (.24)    (.06)
  Cumulative effect on prior years of a change in
   accounting for income taxes......................        -        -      .13
                                                      -------  -------  -------
      Net income....................................  $  1.89  $  1.55  $   .50
                                                      =======  =======  =======

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1994 AND 1993
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                            1994     1993
                                                           -------  -------
                                  ASSETS
Current assets:
  Cash and cash equivalents............................... $    68  $   348
  Accounts receivable less allowance for loss of $784 --
    1994 and $637 -- 1993.................................   2,346    1,960
  Inventories.............................................     373      299
  Other...................................................     560      475
                                                           -------  -------
                                                             3,347    3,082
Property and equipment, at cost:
  Land....................................................     874      708
  Buildings...............................................   6,086    5,045
  Equipment...............................................   5,175    4,353
  Construction in progress (estimated cost to complete and
   equip after December 31, 1994 -- $379).................     478      499
                                                           -------  -------
                                                            12,613   10,605
  Accumulated depreciation................................  (3,987)  (3,431)
                                                           -------  -------
                                                             8,626    7,174
Investments of professional liability insurance
 subsidiary...............................................     888      700
Intangible assets net of accumulated amortization of
 $310 -- 1994 and $219 -- 1993............................   3,058    1,425
Other.....................................................     359      304
                                                           -------  -------
                                                           $16,278  $12,685
                                                           =======  =======
               LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................ $   609  $   520
  Salaries, wages and other compensation..................     391      285
  Other accrued expenses..................................   1,131    1,002
  Income taxes............................................       -       41
  Long-term debt due within one year......................     124      399
                                                           -------  -------
                                                             2,255    2,247
Long-term debt............................................   5,548    4,283
Deferred credits and other liabilities....................   2,107    1,930
Minority interests in equity of consolidated entities.....     278       67
Contingencies
Common stockholders' equity:
  Common stock $.01 par; authorized 800,000,000 voting
   shares and 25,000,000 nonvoting shares; issued and
   outstanding 427,837,300 voting shares and 14,119,000
   nonvoting shares -- 1994 and 389,112,700 voting shares
   and 18,990,000 nonvoting shares -- 1993................       4        4
  Capital in excess of par value..........................   4,405    3,210
  Other...................................................      23       58
  Retained earnings.......................................   1,658      886
                                                           -------  -------
                                                             6,090    4,158
                                                           -------  -------
                                                           $16,278  $12,685
                                                           =======  =======

                 The accompanying notes are an integral part of
              the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
       SUPPLEMENTAL CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

                            COMMON STOCK
                            ------------   CAPITAL IN
                            SHARES    PAR  EXCESS OF          RETAINED
                             (000)   VALUE PAR VALUE   OTHER  EARNINGS  TOTAL
                            -------  ----- ----------  -----  --------  ------
Balances, December 31,
 1991...................... 323,076   $ 3      $1,750  $ 461    $1,005  $3,219
  Net income...............                                        196     196
  Cash dividends (Galen
   Health Care, Inc. common
   stock)..................                                       (143)   (143)
  Issuance of common stock.  57,309     1       1,040                    1,041
  Stock options exercised
   and related tax
   benefits, net of 30,000
   shares tendered in
   partial payment
   therefor................  22,967               331   (386)              (55)
  Other....................    (266)               (8)    (9)              (17)
                            -------   ---  ----------  -----  --------  ------
Balances, December 31,
 1992...................... 403,086     4       3,113     66     1,058   4,241
  Net income...............                                        639     639
  Cash dividends (Columbia
   Healthcare Corporation
   common stock)...........                                         (9)     (9)
  Stock options exercised
   and related tax
   benefits, net of 87,000
   shares tendered in
   partial payment
   therefor................   4,099                72    (35)               37
  Spinoff transaction with
   Humana Inc.:
    Cash payment to Humana
     Inc...................                                       (135)   (135)
    Noncash transactions:
     Issuance of notes
      payable..............                                       (250)   (250)
     Distribution of net
      investment in
      discontinued health
      plan operations......                                       (392)   (392)
     Transfer of a hospital
      facility.............                                        (25)    (25)
  Net unrealized gains on
   investment securities...                               27                27
  Other....................     918                25                       25
                            -------   ---  ----------  -----  --------  ------
Balances, December 31,
 1993...................... 408,103     4       3,210     58       886   4,158
  Net income...............                                        814     814
  Cash dividends
   (Columbia/HCA
   Healthcare Corporation
   common stock)...........                                        (42)    (42)
  Issuance of common stock.  26,356             1,066                    1,066
  Stock options exercised
   and related tax
   benefits, net of 23,000
   shares tendered in
   partial payment
   therefor................   1,898                46    (16)               30
  Net unrealized losses on
   investment securities...                              (30)              (30)
  Other....................   5,599                83     11                94
                            -------   ---  ----------  -----  --------  ------
Balances, December 31,
 1994...................... 441,956   $ 4      $4,405  $  23    $1,658  $6,090
                            =======   ===  ==========  =====  ========  ======

                The accompanying notes are an integral part of
              the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

                                                      1994     1993     1992
                                                     -------  -------  -------
Cash flows from continuing operations:
  Net income........................................ $   814  $   639  $   196
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Discontinued operations.........................       -      (16)     127
    Minority interests in earnings of consolidated
     entities.......................................      40       18       25
    Non-recurring transactions......................     159      151      532
    Depreciation and amortization...................     804      689      670
    Amortization of debt discounts and loan costs...      29       47       88
    Deferred income taxes...........................      27      (58)      20
    Change in operating assets and liabilities:
      (Increase) decrease in accounts receivable....     (99)      12      142
      Increase in inventories and other assets......     (80)      (9)     (71)
      Increase (decrease) in income taxes...........       1       (4)     (94)
      Increase (decrease) in other liabilities......    (172)     (66)     112
    Change in accounting for income taxes...........       -        -      (51)
    Extraordinary loss on extinguishment of debt....     187      156       38
    Other...........................................      37       26       42
                                                     -------  -------  -------
      Net cash provided by continuing operations....   1,747    1,585    1,776
                                                     -------  -------  -------
Cash flows from investing activities:
  Purchase of property and equipment................  (1,206)  (1,066)    (842)
  Cash acquired in connection with Medical Care
   America, Inc. merger transaction.................     106        -        -
  Acquisition of EPIC Holdings, Inc.................    (221)       -        -
  Acquisition of hospitals and health care
   facilities.......................................    (370)    (167)     (39)
  Sale of assets....................................      88      298      134
  Investment in discontinued operations.............       -        -      (71)
  Change in investments.............................    (226)      21      (66)
  Other.............................................    (117)     (53)     (20)
                                                     -------  -------  -------
      Net cash used in investing activities.........  (1,946)    (967)    (904)
                                                     -------  -------  -------
Cash flows from financing activities:
  Issuance of long-term debt........................   2,361    2,113    1,022
  Net change in commercial paper borrowings and
   lines of credit..................................   1,148      342     (176)
  Repayment of long-term debt.......................  (3,724)  (2,973)  (2,742)
  Payment to Humana Inc. in spinoff transaction.....       -     (135)       -
  Payment of cash dividends.........................     (36)     (40)    (143)
  Issuance of common stock..........................     191       43      858
  Other.............................................     (21)     (34)     (31)
                                                     -------  -------  -------
      Net cash used in financing activities.........     (81)    (684)  (1,212)
                                                     -------  -------  -------
Change in cash and cash equivalents.................    (280)     (66)    (340)
Cash and cash equivalents at beginning of period....     348      414      754
                                                     -------  -------  -------
Cash and cash equivalents at end of period.......... $    68  $   348  $   414
                                                     =======  =======  =======
Interest payments................................... $   404  $   375  $   411
Income tax payments, net of refunds.................     508      484      368

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

Reporting Entity

  Columbia/HCA Healthcare Corporation ("Columbia/HCA") is a Delaware corpora-tion that operates hospitals and ancillary health care facilities through ei-ther (i) wholly owned subsidiaries, (ii) joint ventures or (iii) ownership of controlling interests in various partnerships in which subsidiaries of Columbia/HCA serve as the managing general partner.

  On April 24, 1995, Columbia/HCA completed a merger transaction with Healthtrust, Inc. -- The Hospital Company ("Healthtrust") (the "Healthtrust Merger"). See Note 2 for a description of the specific terms of the Healthtrust Merger.

  On September 16, 1994, Columbia/HCA completed a merger transaction with Med-ical Care America, Inc. ("MCA") (the "MCA Merger"). See Note 3 for a descrip-tion of the specific terms of the MCA Merger.

  On May 5, 1994, Columbia/HCA completed a merger transaction with EPIC Holdings, Inc. ("EPIC") (the "EPIC Merger"). See Note 4 for a description of the specific terms of the EPIC Merger.

  On February 10, 1994, Columbia Healthcare Corporation ("Columbia") merged with HCA - Hospital Corporation of America ("HCA") (the "HCA Merger") to form Columbia/HCA. See Note 5 for a description of the specific terms of the HCA Merger.

  Prior to the HCA Merger, Columbia was formed on September 1, 1993 as a re-sult of a merger involving Columbia Hospital Corporation ("CHC") and Galen Health Care, Inc. ("Galen") (the "Galen Merger"). See Note 6 for a description of the specific terms of the Galen Merger.

Basis of Presentation

  The supplemental consolidated financial statements include all subsidiaries and less than 100% owned entities controlled by Columbia/HCA. Significant intercompany transactions have been eliminated.

  The MCA and EPIC Mergers and various other acquisitions and joint venture transactions have been accounted for under the purchase method. Accordingly, the accounts of these entities have been consolidated with those of Columbia/HCA since the acquisition of controlling interest.

  The Healthtrust, HCA and Galen Mergers have been accounted for by the pool-ing-of-interests method. Accordingly, the supplemental consolidated financial statements included herein give retroactive effect to these transactions and include the combined operations of Healthtrust, HCA, Galen and CHC for all pe-riods presented. In addition, the historical financial information related to Healthtrust and Galen (which prior to the respective mergers were reported on a fiscal year ending August 31) have been recast to conform to Columbia/HCA's annual reporting period ending December 31.

  Generally accepted accounting principles proscribe giving effect to a con-summated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the consummation date of the Healthtrust Merger; however, they will become the historical consolidated fi-nancial statements of Columbia/HCA after the financial statements including the consummation date of the Healthtrust Merger are issued.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- ACCOUNTING POLICIES (CONTINUED)

Revenues

  Columbia/HCA's health care facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which Columbia/HCA is paid based upon established charges, cost of providing services, predetermined rates by diagnosis, fixed per diem rates or discounts from established charges.

  Revenues are recorded at estimated amounts due from patients and third-party payers for health care services provided, including anticipated settlements under reimbursement agreements with third-party payers.

Cash and Cash Equivalents

  Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

Accounts Receivable

  Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, com-mercial insurance companies and individual patients.

Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

  Depreciation expense, computed by the straight-line method, was $722 million in 1994, $631 million in 1993 and $615 million in 1992. Columbia/HCA uses com-ponent depreciation for buildings. Depreciation rates for buildings are equiv-alent to useful lives ranging generally from 20 to 25 years. Estimated useful lives of equipment vary generally from 3 to 10 years.

Investments

  On December 31, 1993, Columbia/HCA adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires that investments in debt and equity securities be classified according to certain criteria.

Intangible Assets

  Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method generally over a period of 40 years. To the extent that operating results indicate the probability that the carrying values of such assets have been impaired, provisions for loss are recorded based upon the undiscounted cash flows of the acquired entity over the remaining amortization period.

  Noncompete and debt issuance costs are amortized based upon the lives of the respective contracts or loans.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 1 -- ACCOUNTING POLICIES (CONTINUED)

Professional Liability Insurance Claims

  Provisions for loss for professional liability risks are based upon actuari-ally determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

Minority Interests in Consolidated Entities

  The supplemental consolidated financial statements include all assets, lia-bilities, revenues and expenses of less than 100% owned entities controlled by Columbia/HCA. Accordingly, management has recorded minority interests in the earnings and equity of such entities.

  Generally, partnership agreements include provisions for the redemption of minority shareholder interests using specified valuation techniques.

Earnings per Common and Common Equivalent Share

  Earnings per common and common equivalent share are based upon the weighted average number of common shares outstanding adjusted for the dilutive effect of common stock equivalents consisting primarily of stock options. The compu-tation also gives retroactive effect to the exchange of common shares in con-nection with the Healthtrust Merger.

  The following is a summary of shares used in the computation of earnings per common and common equivalent share (amounts in thousands):

                                                        1994    1993    1992
                                                       ------- ------- -------
Columbia/HCA (prior to Healthtrust Merger):
  Weighted average shares outstanding................. 346,219 334,160 301,921
  Common stock equivalents............................   3,856   5,062  26,643
                                                       ------- ------- -------
  Columbia/HCA common and common equivalent shares.... 350,075 339,222 328,564
                                                       ------- ------- -------
Healthtrust:
  Weighted average shares outstanding.................  87,507  81,141  81,386
  Common stock equivalents............................   2,516   2,739   1,952
                                                       ------- ------- -------
  Healthtrust common and common equivalent shares.....  90,023  83,880  83,338
  Merger exchange ratio...............................    0.88    0.88    0.88
                                                       ------- ------- -------
  Adjusted Healthtrust common and common equivalent
   shares.............................................  79,220  73,814  73,337
                                                       ------- ------- -------
Pooling adjustment:
  Healthtrust common shares held as an investment by
   Columbia/HCA.......................................       -       -  (8,549)
  Merger exchange ratio...............................    0.88    0.88    0.88
                                                       ------- ------- -------
  Pooling adjustment..................................       -       -  (7,523)
                                                       ------- ------- -------
    Shares used in computation of earnings per common
     and common equivalent share...................... 429,295 413,036 394,378
                                                       ======= ======= =======

  Fully diluted earnings per common and common equivalent share are not pre-sented because such amounts approximate earnings per common and common equiva-lent share.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- HEALTHTRUST MERGER

  On October 4, 1994, Columbia/HCA entered into a definitive agreement to merge with Healthtrust. This transaction was approved by the stockholders of both companies on February 28, 1995 and was consummated on April 24, 1995. In connection with the Healthtrust Merger, each share of Healthtrust common stock will be converted on a tax-free basis into 0.88 of a share of Columbia/HCA common stock. At December 31, 1994, approximately 90,896,000 shares of Healthtrust common stock were outstanding.

  The Healthtrust Merger has been accounted for as a pooling of interests, and accordingly, the supplemental consolidated financial statements give retroac-tive effect to the Healthtrust Merger and include the combined operations of Columbia/HCA and Healthtrust for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Healthtrust Merger (dollars in millions):

                             COLUMBIA/HCA
                         (PRIOR TO HEALTHTRUST               POOLING
                                MERGER)        HEALTHTRUST ADJUSTMENTS COMBINED
                         --------------------- ----------- ----------- --------
1994:
  Revenues..............        $11,132          $3,430       $(19)    $14,543
  Income from continuing
   operations...........            745             186         (2)        929
  Net income............            630             186         (2)        814
1993:
  Revenues..............        $10,252          $2,443       $(17)    $12,678
  Income from continuing
   operations...........            575             147         (2)        720
  Net income............            507             134         (2)        639
1992:
  Revenues..............        $ 9,932          $2,309       $(15)    $12,226
  Income from continuing
   operations...........            239             114        (60)        293
  Net income............            165              91        (60)        196

  Pooling adjustments have been recorded to eliminate (i) revenues and ex-penses associated with computer information services provided to Healthtrust by Columbia/HCA, (ii) discounting of Healthtrust professional liability loss provisions to conform to the Columbia/HCA method and (iii) gains recorded by Columbia/HCA on the sale of its investments in Healthtrust common stock total-ing $93 million ($58 million net of tax) in 1992.

NOTE 3 -- MCA MERGER

  The MCA Merger was consummated on September 16, 1994. MCA was a national provider of alternative-site health care services through the operation of freestanding surgical centers and certain other outpatient ancillary facili-ties.

  In connection with the MCA Merger, all outstanding shares of MCA common stock were converted on a tax-free basis into approximately 21,093,600 shares of Columbia/HCA voting common stock (an exchange ratio of 0.7042 of a share of Columbia/HCA common stock for each share of MCA common stock). The following is a summary of the aggregate purchase price (dollars in millions, except per share data):

   Fair value of Columbia/HCA common stock ($42.25 per share) issued in exchange for all outstanding MCA common stock.......................  $ 891
   Fair value of options to purchase Columbia/HCA common stock issued in
    exchange for all outstanding options to purchase MCA common stock...     15
   Transaction costs....................................................      6
                                                                          -----
                                                                          $ 912
                                                                          =====

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- MCA MERGER (CONTINUED)

  The MCA Merger has been accounted for by the purchase method, and according-ly, the accounts of MCA have been consolidated with those of Columbia/HCA since September 1, 1994. The excess of the aggregate purchase price over the estimated fair value of net assets acquired (including property and equipment of $217 million) approximated $891 million.

NOTE 4 -- EPIC MERGER

  The EPIC Merger was completed on May 5, 1994. EPIC was a health care serv-ices provider that owned and operated 32 general acute care hospitals.

  In connection with the EPIC Merger, EPIC shareholders were paid $7.00 for each outstanding share of EPIC common stock (an aggregate cost of $266 mil-lion, including transaction costs). In addition, Columbia/HCA assumed approxi-mately $713 million of EPIC long-term debt, of which approximately $681 mil-lion was refinanced. The EPIC Merger was financed through the public offering of 5,262,400 shares of Columbia/HCA common stock (effected for the Healthtrust Merger exchange ratio), issuance of $200 million of 10.25% subordinated notes, borrowings under a bank credit agreement and use of existing cash and cash equivalents.

  The EPIC Merger has been accounted for under the purchase method, and ac-cordingly, the accounts of EPIC have been consolidated with those of Columbia/HCA since May 1, 1994. The excess of the aggregate purchase price over the estimated fair value of net assets acquired (including property and equipment of $516 million) approximated $577 million.

NOTE 5 -- HCA MERGER

  The HCA Merger was completed on February 10, 1994. In connection with the HCA Merger, Columbia stockholders approved an amendment to Columbia's Certifi-cate of Incorporation changing the name of the corporation to "Columbia/HCA Healthcare Corporation". HCA was then merged into a wholly owned subsidiary of Columbia/HCA. Shares of HCA Class A voting common stock and Class B nonvoting common stock were converted on a tax-free basis into approximately 166,846,000 shares of Columbia/HCA voting common stock and approximately 18,990,000 shares of Columbia/HCA nonvoting common stock, respectively (an exchange ratio of 1.05 shares of Columbia/HCA common stock for each share of HCA voting and non-voting common stock).

  The HCA Merger has been accounted for as a pooling of interests, and accord-ingly, the supplemental consolidated financial statements give retroactive ef-fect to the HCA Merger and include the combined operations of Columbia and HCA for all periods presented. The following is a summary of the results of opera-tions of the separate entities for periods prior to the HCA Merger (dollars in millions):

                                                      COLUMBIA   HCA   COMBINED
                                                      -------- ------- --------
One month ended January 31, 1994 (unaudited):
  Revenues........................................... $   480  $   460 $    940
  Income from continuing operations..................      33       44       77
  Net income.........................................      33       44       77
1993:
  Revenues........................................... $ 5,130  $ 5,122 $ 10,252
  Income from continuing operations..................     193      382      575
  Net income.........................................     139      368      507
1992:
  Revenues........................................... $ 4,806  $ 5,126 $  9,932
  Income from continuing operations..................     211       28      239
  Net income.........................................     137       28      165

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- GALEN MERGER

  On August 31, 1993, the stockholders of both CHC and Galen approved the Ga-len Merger, effective as of September 1, 1993. In connection with the Galen Merger, CHC, a Nevada corporation, was merged into Columbia. Each CHC share of common stock was converted on a tax-free basis into one share of Columbia com-mon stock. Immediately subsequent thereto, a wholly owned subsidiary of Colum-bia was merged into Galen, at which time Galen became a wholly owned subsidi-ary of Columbia. In connection with this transaction, Columbia issued approxi-mately 123,830,000 shares of common stock in a tax-free exchange for all of the outstanding common shares of Galen (an exchange ratio of 0.775 of a share of Columbia common stock for each share of Galen common stock).

  The Galen Merger has been accounted for as a pooling of interests, and ac-cordingly, the supplemental consolidated financial statements give retroactive effect to the Galen Merger and include the combined operations of CHC and Ga-len for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Galen Merger (dollars in millions):

                                                            CHC  GALEN  COMBINED
                                                            ---- ------ --------
Eight months ended August 31, 1993 (unaudited):
  Revenues................................................. $823 $2,600  $3,423
  Income from continuing operations........................   17    176     193
  Net income...............................................   17    192     209
1992:
  Revenues................................................. $819 $3,987  $4,806
  Income from continuing operations........................   26    185     211
  Net income...............................................   26    111     137

NOTE 7 -- SPINOFF TRANSACTION AND DISCONTINUED OPERATIONS

  Prior to the Galen Merger, Galen began operating its hospital business as an independent publicly held corporation on March 1, 1993 as a result of a tax-free spinoff transaction (the "Spinoff") by Humana Inc. ("Humana"), which re-tained its managed care health plan business. The Spinoff separated Humana's previously integrated hospital and managed care health plan businesses and was effected through the distribution of Galen common stock to then current Humana common stockholders on a one-for-one basis.

  For accounting purposes, because of the relative significance of the hospi-tal business, the pre-Spinoff consolidated financial statements of Galen (and now those of Columbia/HCA) include the separate results of Humana's hospital business, while the operations and net assets of Humana's managed care health plans have been classified as discontinued operations.

  In connection with the Spinoff, Galen entered into various agreements with Humana which were intended to facilitate orderly changes for both the hospital and managed care health plan businesses in a way which would be minimally dis-ruptive to each entity. Principal contracts are summarized below:

  Operations -- Certain former Galen hospitals will provide medical services to insureds of Humana for three years subsequent to the Spinoff. The contract includes, among other things, established payment rates for various inpatient and outpatient services and annual increases therein, and hospital utilization guarantees and related penalties. Contract rates associated with this business are comparable to other managed care plan contracts covering similar volumes.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- SPINOFF TRANSACTION AND DISCONTINUED OPERATIONS (CONTINUED)

  Liabilities and indemnification -- Each entity assumed liability for speci-fied claims. The entities will also share risks with respect to certain liti-gation and other contingencies, both identified and unknown.

  Income taxes -- Each entity entered into risk-sharing arrangements in con-nection with the ultimate resolution of various income tax disputes.

  Financing -- In January 1993 certain subsidiaries issued $250 million of notes payable to Humana, and paid to Humana $135 million in cash on March 1, 1993 which was financed principally through the issuance of commercial paper. The $250 million of notes were repaid in September 1993 in connection with the refinancing of certain long-term debt.

  Administration -- These arrangements relate to leasing of certain adminis-trative facilities, division of information systems, employee benefit and stock option plans, and various administrative service arrangements.

  Revenues of the discontinued managed care health plan business (included in discontinued operations in the accompanying supplemental consolidated state-ment of income) were $523 million in 1993 and $2.9 billion in 1992.

NOTE 8 -- NON-RECURRING TRANSACTIONS

1994

  In the first quarter of 1994, the following pretax charges were recorded in connection with the HCA Merger (dollars in millions):

    Employee benefit and certain severance actions........................ $ 40
    Investment advisory and professional fees.............................   12
    Writedown of assets in connection with consolidation of duplicative
     facilities...........................................................   53
    Costs of information systems consolidations primarily related to the
     writedown of assets..................................................   42
    Other.................................................................   12
                                                                           ----
                                                                           $159
                                                                           ====

1993

  In the third quarter of 1993, the following pretax charges were recorded in connection with the Galen Merger (dollars in millions):

    Employee benefit and certain severance actions........................ $ 47
    Investment advisory and professional fees.............................   15
    Writedown of assets in connection with consolidation of duplicative
     facilities...........................................................   63
    Administrative facility asset writedowns and conversion costs associated
     with the transaction.................................................   16
    Provision for loss on planned sales of assets.........................   10
                                                                           ----
                                                                           $151
                                                                           ====

  In the third quarter of 1993, Columbia/HCA realized a pretax gain of $38 million on the sale of a hospital and also recorded a provision for loss in connection with the anticipated sale of certain hospitals totaling $38 mil-lion.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- NON-RECURRING TRANSACTIONS (CONTINUED)

1992

  In the third quarter of 1992, a pretax charge of $394 million was recorded in connection with the planned divestiture of 22 psychiatric hospitals and the unrelated sale of two other facilities. The charge included the writedown to estimated net realizable value of the hospitals to be sold, a $231 million writeoff of permanently impaired cost in excess of net assets acquired, and the costs associated with the replacement of certain credit agreements.

  Income from continuing operations in 1992 includes $138 million of pretax charges incurred primarily in connection with the Spinoff, including a provi-sion for loss on the planned sale of hospitals, writedowns of assets in mar-kets with significant declines in operations, administrative facility asset writedowns and certain other costs associated with the separation of the hos-pital and health plan businesses. Non-recurring charges aggregating $171 mil-lion (before income taxes) incurred by Humana primarily in connection with the Spinoff are included in discontinued operations in 1992.

NOTE 9 -- OTHER BUSINESS COMBINATIONS

  During the past three years, Columbia/HCA has acquired various hospitals and related ancillary health care facilities (or controlling interests in such fa-cilities), all of which have been accounted for by the purchase method. Ac-cordingly, the aggregate purchase price of these transactions has been allo-cated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The supplemental consolidated financial statements include the accounts of acquired entities since the re-spective acquisition dates.

  The following is a summary of acquisitions and joint ventures consummated during the last three years under the purchase method of accounting (excluding the MCA and EPIC Mergers) (dollars in millions):

                                                            1994   1993   1992
                                                            -----  -----  -----
Number of hospitals........................................    12      6     17
Number of licensed beds.................................... 3,065  1,297  2,432
Purchase price information:
  Fair value of assets acquired............................ $ 608  $ 254  $ 493
  Fair value of liabilities assumed........................   (63)   (50)  (279)
                                                            -----  -----  -----
    Net assets acquired....................................   545    204    214
  Issuance of common stock.................................     -      -   (119)
  Cash received from sale of certain acquired assets.......     -      -    (40)
  Net assets sold in exchange for acquired properties......   (45)     -      -
  Contributions from minority partners.....................  (124)   (28)    (1)
  Other....................................................    (6)    (9)   (15)
                                                            -----  -----  -----
    Net cash paid.......................................... $ 370  $ 167  $  39
                                                            =====  =====  =====

  In July 1992 Columbia/HCA acquired Basic American Medical, Inc. ("BAMI") (included in the table above) through a merger into a wholly owned subsidiary. The assets of BAMI included eight hospitals containing 1,203 licensed beds and certain other health care businesses. The transaction was financed through the assumption of approximately $140 million of long-term debt, issuance of 6,995,000 shares of common stock and payment of $38 million in cash to BAMI stockholders.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- OTHER BUSINESS COMBINATIONS (CONTINUED)

  The purchase price paid in excess of the fair value of identifiable net as-sets of acquired entities included in the table above aggregated $118 million in 1994, $18 million in 1993 and $97 million in 1992.

  The pro forma effect of these acquisitions on Columbia/HCA's results of op-erations prior to consummation was not significant.

NOTE 10 -- PRO FORMA INFORMATION

  The following unaudited pro forma information reflects the combined operat-ing results of Columbia/HCA, MCA and EPIC as if the MCA Merger and EPIC Merger had occurred at the beginning of the periods indicated (dollars in millions, except per share data).

                                                                 1994    1993
                                                                ------- -------
Revenues....................................................... $15,222 $14,157
Income from continuing operations..............................     950     711
Net income.....................................................     923     528
Earnings per common and common equivalent share:
  Income from continuing operations............................    2.13    1.60
  Net income...................................................    2.07    1.18

NOTE 11 -- INCOME TAXES

  Provision for income taxes consists of the following (dollars in millions):

                                                                1994 1993  1992
                                                                ---- ----  ----
Current:
  Federal...................................................... $447 $463  $269
  State........................................................   83   89    52
                                                                ---- ----  ----
                                                                 530  552   321
                                                                ---- ----  ----
Deferred:
  Federal......................................................   70  (60)   15
  State........................................................   11    -    (2)
                                                                ---- ----  ----
                                                                  81  (60)   13
                                                                ---- ----  ----
                                                                $611 $492  $334
                                                                ==== ====  ====

  Reconciliation of federal statutory rate to effective income tax rate fol-lows:

                                                               1994  1993  1992
                                                               ----  ----  ----
Federal statutory rate........................................ 35.0% 35.0% 34.0%
State income taxes, net of federal income tax benefit.........  4.0   4.5   5.1
Merger costs..................................................  0.3   0.5     -
Costs in excess of net assets acquired........................  1.3   1.2  14.5
Tax exempt investment income.................................. (0.5) (0.7) (1.4)
Other items, net.............................................. (0.4)    -   1.2
                                                               ----  ----  ----
Effective income tax rate..................................... 39.7% 40.5% 53.4%
                                                               ====  ====  ====

  In August 1993 Congress enacted the Omnibus Budget Reconciliation Act of 1993 which included, among other things, an increase in corporate income tax rates retroactive to January 1, 1993. This legislation had no material effect on 1993 net income.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- INCOME TAXES (CONTINUED)

  Columbia/HCA adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), as of January 1, 1992, the effect of which increased 1992 net income by $51 million. The provisions of SFAS 109 require, among other things, recognition of deferred income taxes using statutory rates at which temporary differences in the tax and book bases of assets and liabilities are expected to affect taxable income in future years.

  A summary of deferred income taxes by source included in the supplemental consolidated balance sheet at December 31 follows (dollars in millions):

                                                  1994               1993
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
Depreciation.............................. $    -   $  887    $   -    $1,018
Long-term debt............................      -       22        -        26
Professional liability risks..............    366        -      430         -
Doubtful accounts.........................    216        -      168         -
Property losses...........................     46        -       87         -
Cash basis................................      -       39        -        66
Compensation..............................     63        -       26         -
Capitalized leases........................     19        -       11         -
Other.....................................    362      346      248       222
                                           ------   ------    -----    ------
                                           $1,072   $1,294    $ 970    $1,332
                                           ======   ======    =====    ======

  Deferred income taxes totaling $314 million and $299 million at December 31, 1994 and 1993, respectively, are included in other current assets. Noncurrent deferred income taxes, included in deferred credits and other liabilities, to-taled $536 million and $661 million at December 31, 1994 and 1993, respective-ly.

  At December 31, 1994, federal and state net operating loss carryforwards (expiring in years 1995 through 2010) available to offset future taxable income approximated $85 million and $520 million, respectively. Utilization of net operating loss carryforwards in any one year may be limited and, in certain cases, result in a reduction of intangible assets. Net deferred tax assets included in the table above related to such carryforwards are not significant.

  The Internal Revenue Service (the "IRS") has issued statutory notices of de-ficiency in connection with its examinations of HCA's federal income tax re-turns for 1981 through 1988. Columbia/HCA is currently contesting these claimed deficiencies in the United States Tax Court. In addition, the IRS has proposed certain adjustments in connection with its examinations of HCA's 1989 and 1990 federal income tax returns. The following is a discussion of the dis-puted items with respect to these years.

Method of Accounting

  For years 1981 through 1986, most of HCA's hospital subsidiaries (the "Sub-sidiaries") reported taxable income primarily using the cash method of ac-counting. This method was prevalent within the hospital industry and the Sub-sidiaries applied the method in accordance with prior agreements with the IRS. The IRS now asserts that the accrual method of accounting should have been used by the Subsidiaries. The Tax Reform Act of 1986 (the "1986 Act") requires the use of the accrual method of accounting beginning in 1987. Consequently, the Subsidiaries changed to the accrual method beginning January 1, 1987. In accordance with the provisions of the 1986 Act, income that had been deferred at the end of 1986 is being recognized as taxable income by the

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 11 -- INCOME TAXES (CONTINUED)

Subsidiaries in equal annual installments over ten years. If the IRS should ultimately prevail in its claim that the Subsidiaries should have used the ac-crual method for 1981 through 1986, the claim would be reduced to the extent that HCA has recognized as taxable income a portion of such deferred income taxes since 1986. In addition, the sale by HCA of numerous Subsidiaries in 1987 that had been using the cash method resulted in the recognition of a sub-stantial gain that would not have been recognized had the Subsidiaries been using the accrual method. If the IRS were successful with respect to this is-sue, Columbia/HCA would owe an additional $68 million in income taxes and $479 million in interest as of December 31, 1994.

Hospital Acquisitions

  In connection with hospitals acquired by HCA in 1981 and 1985, the IRS has asserted that a portion of the costs allocated to identifiable assets with as-certainable useful lives should be reclassified as nondeductible goodwill. If the IRS ultimately prevails in this regard, Columbia/HCA would owe an addi-tional $122 million in income taxes and $175 million in interest as of Decem-ber 31, 1994.

Insurance Subsidiary

  Based on a Sixth Circuit Court of Appeals decision (the Court having juris-diction over the HCA issues), HCA has claimed that insurance premiums paid to its wholly owned insurance subsidiary ("Parthenon") are deductible, while the IRS asserts that such premiums are not deductible and that corresponding losses are only deductible at the time and to the extent that claims are actu-ally paid. HCA has claimed the additional deductions in its Tax Court peti-tions. Through December 31, 1994, Columbia/HCA is seeking a refund totaling $63 million in income taxes and $120 million in interest in connection with this issue.

  As an alternative to its position, HCA has asserted that in connection with the sale of hospitals to Healthtrust in 1987, premiums paid to Parthenon by the sold hospitals, if not deductible as discussed above, became deductible at the time of the sale. Accordingly, HCA claimed such deduction in its 1987 fed-eral income tax return. The IRS has disallowed the deduction and is claiming an additional $4 million in income taxes and $17 million in interest. A final determination that the premiums are not deductible either when paid to Parthe-non or upon the sale of certain hospitals to Healthtrust would increase the taxable basis in the hospitals sold, thereby reducing HCA's gain realized on the sale.

Healthtrust Sale

  In connection with its sale of certain Subsidiaries to Healthtrust in 1987 in exchange for cash, Healthtrust preferred stock and stock purchase warrants, HCA calculated its gain based on the valuation of such stock and warrants by an independent appraiser. The IRS claims a higher aggregate valuation, based on the face amount of the preferred stock and a separate appraisal Healthtrust obtained for the stock purchase warrants. Application of the higher valuation would increase the gain recognized by HCA on the sale. However, if the IRS succeeds in its assertion, HCA's tax basis in its Healthtrust preferred stock and warrants will be increased accordingly, thereby substantially reducing the tax from the sale of such preferred stock and warrants by a corresponding amount. By December 31, 1992, HCA had sold its entire interest in the Healthtrust preferred stock and warrants. Including the effect of the sales of these securities, the IRS is claiming additional interest of $73 million through December 31, 1994.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- INCOME TAXES (CONTINUED)

  Also in connection with the 1987 sale of certain Subsidiaries to Healthtrust, the IRS claims that HCA's basis in the stock of the Subsidiaries sold to Healthtrust should be calculated by adjusting such basis to reflect accelerated rather than straight-line depreciation, which would reduce HCA's basis in the stock sold and increase the taxable gain on the sale. The IRS po-sition is contrary to a Tax Court decision in a similar case. The IRS is claiming additional income taxes of $79 million and interest of $81 million through December 31, 1994.

  In connection with the 1987 Healthtrust transactions, the IRS further as-serts that, to the extent the Subsidiaries were properly on the cash method through 1986, and therefore properly recognizing taxable income over the ten-year transition period, HCA should have additional income in 1987 equal to the unamortized portion of the deferred income. It is HCA's position that no addi-tional income need be included in 1987 and that the deferred income continues to qualify for the ten-year transition period after the sale. Should the IRS prevail, Columbia/HCA would owe $9 million of additional income taxes and $22 million of interest through December 31, 1994. The position of the IRS is an alternative to its denial of the use of the cash method of accounting previ-ously discussed.

Doubtful Accounts

  The IRS is asserting that in 1986 HCA was not entitled to include charity care writeoffs in the formula used to calculate its deduction for doubtful ac-counts. For years 1987 and 1988, the IRS is asserting that HCA was not enti-tled to exclude from income amounts which are unlikely to be collected. Man-agement believes that such exclusions are permissible under an accrual method of accounting, and because HCA is a "service business" and not a "merchandis-ing business," it is entitled to a special exclusion provided to service busi-nesses by the 1986 Act. The IRS disagrees, asserting that HCA is engaged, at least in part, in a merchandising business. Notwithstanding this assertion, the IRS contends that the exclusion taken by HCA is excessive under applicable Temporary Treasury Regulations. Columbia/HCA believes that the calculation of the exclusion is inaccurate since it does not permit the exclusion in accor-dance with the controlling statute. If the IRS prevails, Columbia/HCA would owe additional income taxes of $137 million and interest of $74 million through December 31, 1994.

Leveraged Buy-out Expenses

  The IRS has asserted that no deduction is allowed for various expenses in-curred in connection with HCA's leveraged buy-out transaction in 1989, includ-ing the amortization of loan costs incurred to borrow funds to acquire the stock of the former shareholders, certain fees incurred by the Special Commit-tee of HCA's Board of Directors to evaluate the buy-out proposal, compensation payments to cancel employee stock plans, and various other costs incurred af-ter the buy-out which have been treated as part of the transaction by the IRS. Columbia/HCA believes that all of these costs are deductible. If the IRS pre-vails on these issues, Columbia/HCA would owe income taxes of $104 million and interest of $39 million through December 31, 1994.

Other Issues

  Additional federal income tax issues primarily concern disputes over the de-preciable lives utilized by HCA for constructed hospital facilities, invest-ment tax credits, vacation pay deductions and income from foreign operations. Many of these items, including depreciation, investment tax credits and for-eign issues, have been resolved favorably in previous settlements. The IRS is claiming an additional $38 million in income taxes and $20 million in interest through December 31, 1994 with respect to these issues.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- INCOME TAXES (CONTINUED)

  On March 24, 1994, Columbia/HCA made an advance payment to the IRS of ap-proximately $75 million in connection with certain disputed prior years income taxes and related interest. This payment did not have a material effect on 1994 earnings.

  In September 1994, Columbia/HCA presented its case in Tax Court for all is-sues other than the deductibility of insurance premiums paid to Parthenon (which was presented in November 1994). A Tax Court decision is expected in 1995. Resolution of disputed income tax issues by the Tax Court will not be affected by the Healthtrust Merger.

  Management believes that HCA had properly reported its income and paid its taxes in accordance with applicable laws and agreements established with the IRS during previous examinations, and that final resolution of these disputes will not have a material adverse effect on the results of operations or finan-cial position of Columbia/HCA.

NOTE 12 -- PROFESSIONAL LIABILITY RISKS

  Columbia/HCA insures a substantial portion of its professional liability risks through a wholly owned insurance subsidiary. Provisions for such risks underwritten by the subsidiary and deductibles at certain hospitals, including expenses incident to claim settlements, were $134 million for 1994, $132 mil-lion for 1993 and $140 million for 1992. Amounts funded to the insurance sub-sidiary were $253 million for 1994 (including approximately $146 million of previously unfunded risks related to prior years), $62 million for 1993 and $55 million for 1992.

  Allowances for professional liability risks, included principally in de-ferred credits and other liabilities, were $1.2 billion and $1 billion at De-cember 31, 1994 and 1993, respectively.

  As discussed in Note 1, Columbia/HCA adopted the provisions of SFAS 115 on December 31, 1993. Accordingly, common stockholders' equity was increased by $27 million (net of deferred income taxes) to reflect the net unrealized gain on investments (all held by the wholly owned insurance subsidiary) classified as available for sale. Prior to the adoption of SFAS 115, debt securities were recorded at amortized cost (which approximated fair value), while equity secu-rities were recorded at the lower of aggregate cost or fair value. The adop-tion of SFAS 115 had no effect on earnings in 1993.

  The provisions of SFAS 115 require that investments in debt and equity secu-rities be classified according to the following criteria:

  Trading account -- Assets held for resale in anticipation of short-term changes in market conditions are recorded at fair value and gains and losses, both realized and unrealized, are included in income. Columbia/HCA does not maintain a trading account portfolio.

  Held to maturity -- Certain debt securities of Columbia/HCA's professional liability insurance subsidiary are expected to be held to maturity as a result of management's intent and ability to do so. These investments are carried at amortized cost.

  Available for sale -- Debt and equity securities not classified as either trading securities or held to maturity are classified as available for sale and recorded at fair value. Unrealized gains and losses are excluded from in-come and recorded as a separate component of common stockholders' equity.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)

  A summary of the insurance subsidiary's investments at December 31 follows (dollars in millions):

                                                           1994
                                               --------------------------------
                                                    UNREALIZED AMOUNTS
                                                    ------------------    FAIR
                                               COST  GAINS     LOSSES     VALUE
                                               ---- --------  ---------   -----
   Held to maturity:
     United States Government obligations..... $  5  $      -  $       -  $  5
     Commercial paper.........................  192         -          -   192
                                               ----  --------  ---------  ----
                                                197         -          -   197
                                               ----  --------  ---------  ----
   Available for sale:
     Bonds:
       United States Government...............   38         -         (1)   37
       States and municipalities..............  360         3        (12)  351
       Mortgage-backed securities.............   57         -         (3)   54
       Corporate and other....................   79         -         (3)   76
     Money market funds.......................   58         -          -    58
     Redeemable preferred stocks..............   16         -         (1)   15
                                               ----  --------  ---------  ----
                                                608         3        (20)  591
                                               ----  --------  ---------  ----
     Equity securities:
       Adjustable rate preferred stocks.......   29         1          -    30
       Common stocks..........................  144        19         (8)  155
                                               ----  --------  ---------  ----
                                                173        20         (8)  185
                                               ----  --------  ---------  ----
                                               $978  $     23  $     (28)  973
                                               ====  ========  =========
   Amounts classified as current assets.......                             (85)
                                                                          ----
   Investment carrying value..................                            $888
                                                                          ====
                                                           1993
                                               --------------------------------
                                                    UNREALIZED AMOUNTS
                                                    ------------------    FAIR
                                               COST  GAINS     LOSSES     VALUE
                                               ---- --------  ---------   -----
   Held to maturity:
     United States Government obligations..... $ 44  $      -  $       -  $ 44
                                               ----  --------  ---------  ----
   Available for sale:
     Bonds:
       United States Government...............   19         1          -    20
       States and municipalities..............  372        16          -   388
       Mortgage-backed securities.............   54         1          -    55
       Corporate and other....................   51         2         (1)   52
     Money market funds.......................   31         -          -    31
     Redeemable preferred stocks..............   17         1          -    18
                                               ----  --------  ---------  ----
                                                544        21         (1)  564
                                               ----  --------  ---------  ----
     Equity securities:
       Adjustable rate preferred stocks.......   13         1          -    14
       Common stocks..........................  133        27         (4)  156
                                               ----  --------  ---------  ----
                                                146        28         (4)  170
                                               ----  --------  ---------  ----
                                               $734  $     49  $      (5)  778
                                               ====  ========  =========
   Amounts classified as current assets.......                             (78)
                                                                          ----
   Investment carrying value..................                            $700
                                                                          ====

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 12 -- PROFESSIONAL LIABILITY RISKS (CONTINUED)

  The cost and estimated fair value of debt and equity securities at December 31, 1994 by contractual maturity are shown below (dollars in millions). Ex-pected and contractual maturities will differ because the issuers of certain securities may have the right to prepay or otherwise redeem such obligations without penalty.

                                                                           FAIR
                                                                      COST VALUE
                                                                      ---- -----
   Held to maturity:
     Due in one year or less......................................... $197 $197
                                                                      ---- ----
   Available for sale:
     Due in one year or less.........................................   95   95
     Due after one year through five years...........................  126  122
     Due after five years through ten years..........................  141  136
     Due after ten years.............................................  246  238
                                                                      ---- ----
                                                                       608  591
     Equity securities...............................................  173  185
                                                                      ---- ----
                                                                       781  776
                                                                      ---- ----
                                                                      $978 $973
                                                                      ==== ====

  The fair value of the subsidiary's investments is based generally on quoted market prices.

  The average life of the above investments (excluding common stocks) approxi-mated four years at December 31, 1994 and five years at December 31, 1993, and the tax equivalent yield on such investments averaged 8% for 1994 and 10% for 1993 and 1992. Tax equivalent yield is the rate earned on invested assets, ex-cluding unrealized gains and losses, adjusted for the benefit of nontaxable investment income.

  Sales of securities for the years ended December 31 are summarized below (dollars in millions):

                                                 1994               1993
                                           ------------------ ------------------
                                           TYPE OF SECURITY   TYPE OF SECURITY
                                           ------------------ ------------------
                                            DEBT     EQUITY    DEBT     EQUITY
                                           -------- --------- -------- ---------
   Cash proceeds.......................... $    134  $     98 $    185  $    106
   Gross realized gains...................        1        16        4        19
   Gross realized losses..................        2         5        -        10

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- LONG-TERM DEBT

Capitalization

  A summary of long-term debt at December 31 follows (dollars in millions):

                                                                   1994   1993
                                                                  ------ ------
Senior collateralized debt, 5% to 16% (rates generally fixed)
 payable in periodic installments through 2034................... $  239 $  228
Senior debt, 3.6% to 13.3% (rates generally fixed) payable in periodic installments through 2024..............................  1,522  1,158
Senior debt (floating rates averaging 6.7%) payable in periodic
 installments through 1997.......................................    299      -
Fixed rate note agreement (13% rate).............................      -    100
Commercial paper (floating rates averaging 6.3%).................  1,630    495
Commercial paper (rates fixed under interest rate agreements)....      -    380
Bank credit agreements (floating rates averaging 7.3%)...........    709  1,339
Bank line of credit (floating rates averaging 6.3%)..............    149    100
Subordinated notes due 2002 (10.75% rate)........................    500    500
Subordinated notes due 2004 (10.25% rate)........................    200      -
Subordinated debentures due 2005 (8.75% rate)....................    300    300
Subordinated debt, 6.8% to 11.5% (rates generally fixed) payable
 in periodic installments through 2015...........................    124     82
                                                                  ------ ------
Total debt, average life of six years (rates averaging 8%).......  5,672  4,682
Amounts due within one year......................................    124    399
                                                                  ------ ------
Long-term debt................................................... $5,548 $4,283
                                                                  ====== ======

Credit Facilities

  In connection with the Healthtrust Merger, Columbia/HCA amended its revolv-ing credit agreements (the "Credit Facilities") from an aggregate amount of $2.25 billion to $3.75 billion. The Credit Facilities comprise a $2 billion five-year revolving credit agreement and a $1.75 billion 364-day revolving credit agreement. The Credit Facilities were established to support Columbia/HCA's commercial paper programs and replace prior revolving credit agreements associated with Columbia/HCA ($2.25 billion) and Healthtrust ($1.2 billion). Interest is payable generally at either LIBOR plus .18% to .53% (de-pending on Columbia/HCA's credit rating), the prime lending rate or a competi-tive bid rate. The Credit Facilities contain customary covenants which include
(i) limitations on additional debt, (ii) limitations on sales of assets, merg-ers and changes of ownership and (iii) maintenance of certain interest cover-age ratios.

Significant Financing Activities

HEALTHTRUST MERGER

  In connection with the Healthtrust Merger and subject to market conditions, Columbia/HCA may tender for or seek consent from debt holders to change cer-tain covenants under the respective indentures related to the 10.75% subordi-nated notes due 2002, the 10.25% subordinated notes due 2004 and the 8.75% subordinated debentures due 2005. In addition, Columbia/HCA intends to refi-nance all outstanding borrowings under the Healthtrust $1.2 billion bank credit agreement.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 13 -- LONG-TERM DEBT (CONTINUED)

1994

  During 1994 Columbia/HCA issued $175 million of 6.5% notes due 1999; $50 million of 7.6% notes due 2001; $50 million of 8.02% notes due 2002; $100 mil-lion of 8.13% notes due 2003; $150 million of 7.15% notes due 2004; $200 mil-lion of 10.25% notes due 2004; $55 million of 8.05% notes due 2006; $150 mil-lion of 8.85% notes due 2007; and $150 million of 8.36% notes due 2024. Addi-tionally, Columbia/HCA issued $100 million and $200 million of LIBOR-based notes with final maturities of 1996 and 1997, respectively.

  During 1994 a $40 million 9% subordinated mandatory convertible note due 1999 was converted into approximately 2.2 million shares of Columbia/HCA com-mon stock.

1993

  During 1993 Columbia/HCA issued $150 million of 6.13% notes due 2000, $300 million of 8.75% subordinated debentures due 2005 and $150 million of 7.5% notes due 2023.

1992

  During 1992 Columbia/HCA sold $100 million face amount of 10.88% senior sub-ordinated notes due 2002 and $135 million face amount of 11.5% senior subordi-nated notes due 2002. In September 1993 $232 million face amount of these notes were retired through the completion of a tender offer.

  Proceeds from the public offering of 41,055,000 shares of voting common stock in 1992 were used to repay $352 million of debt outstanding under a bank credit agreement and redeem the 15.75% subordinated discount debentures and related interest aggregating $444 million.

  In connection with the acquisition of BAMI in 1992, Columbia/HCA assumed ap-proximately $140 million of long-term debt, including approximately $64 mil-lion of senior collateralized notes payable in quarterly installments through 1998 at interest rates ranging from 10.7% to 11.7%. In September 1993 Columbia/HCA effected the defeasance of these notes.

  During 1992 Columbia/HCA issued $500 million of 10.75% subordinated notes due 2002.

General Information

  Borrowings under the commercial paper programs are classified as long-term debt due to the credit available under the revolving credit agreements dis-cussed above and management's intention to refinance these borrowings on a long-term basis.

  Maturities of long-term debt in years 1996 through 1999 are $329 million, $369 million, $233 million and $340 million, respectively. Such amounts re-flect maturities of debt issued for refinancings through February 8, 1995 and, as to short-term debt classified as long-term, are based upon maturities of the revolving credit agreements. Approximately 5% of Columbia/HCA's property and equipment is pledged on senior collateralized debt. In addition, all of the shares of

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- LONG-TERM DEBT (CONTINUED)

common stock of former Healthtrust subsidiaries have been pledged as collat-eral in connection with certain debt agreements.

  During the past three years Columbia/HCA has reduced interest costs and eliminated certain restrictive covenants by refinancing or prepaying high in-terest rate debt, primarily through the use of existing cash and cash equiva-lents and issuance of long-term debt, commercial paper and equity. Amounts re-financed or prepaid totaled $2.2 billion in 1994 and $1.4 billion in both 1993 and 1992. After-tax losses from refinancing activities aggregated $115 million ($.27 per share) in 1994, $97 million ($.24 per share) in 1993 and $23 million ($.06 per share) in 1992.

  The estimated fair value of Columbia/HCA's long-term debt was $5.7 billion and $5.3 billion at December 31, 1994 and 1993, respectively, compared to car-rying amounts aggregating $5.7 billion and $4.7 billion, respectively. The es-timate of fair value is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to Columbia/HCA as a result of the Healthtrust Merger for debt of the same remaining maturities.

  At December 31, 1993, Columbia/HCA was a party to certain interest rate swap agreements covering $380 million of commercial paper classified as long-term debt. These transactions were consummated in prior years in connection with the refinancing of high-coupon debt with an average interest rate approximat-ing 13% and provided a cost-effective source of fixed rate financing averaging 7.9%. As part of the previously discussed refinancing of $2.2 billion of long-term debt in 1994, Columbia/HCA terminated all of its interest rate agreements in advance of their scheduled maturities. The after-tax loss on refinancing of long-term debt aggregating $115 million includes a loss of $13 million related to the termination of these agreements. At December 31, 1994, Columbia/HCA was not a party to any interest rate swap agreements. Subject to market conditions and certain other factors, Columbia/HCA may enter into similar arrangements in the future as a means of effecting fixed rate financing.

NOTE 14 -- LEASES

  Columbia/HCA leases real estate and equipment under cancelable and non-can-celable arrangements. Future minimum payments under non-cancelable operating leases follow (dollars in millions):

   1995.................................................................... $175
   1996....................................................................  138
   1997....................................................................  117
   1998....................................................................   94
   1999....................................................................   75
   Thereafter..............................................................  240

  Rent expense aggregated $304 million, $239 million and $229 million for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 15 -- CONTINGENCIES

  Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing sig-

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 -- CONTINGENCIES (CONTINUED)

nificance, such as certain third-party reimbursements and deductions that con-tinue to be claimed in current cost reports and tax returns.

  Management believes that allowances for loss have been provided to the ex-tent necessary and that its assessment of contingencies is reasonable. Manage-ment believes that resolution of contingencies will not materially affect Columbia/HCA's financial position or results of operations.

  Principal contingencies are described below:

    Revenues -- Certain third-party payments are subject to examination by agencies administering the programs. Columbia/HCA is contesting certain is-sues raised in audits of prior year cost reports.

    Professional liability risks -- Columbia/HCA has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements and expenses incident thereto may differ from the provi-sions for loss.

    Income taxes -- Columbia/HCA is contesting adjustments proposed by the IRS.

    Spinoff -- Certain subsidiaries of Columbia/HCA are parties to risk-shar-ing arrangements with Humana.

    Regulatory review -- Federal regulators are investigating certain finan-cial arrangements with physicians at two psychiatric hospitals.

    Litigation -- Various suits and claims arising in the ordinary course of business are pending against Columbia/HCA.

    Columbia/HCA is a party to a class action lawsuit originally initiated against certain subsidiaries, directors and officers of MCA alleging viola-tion of various sections of the Securities Act of 1933 and Securities Ex-change Act of 1934 as well as various provisions of state law. The litiga-tion is generally based on claims that the defendants knew or should have known earlier than reported that MCA's earnings for the quarter ended Sep-tember 30, 1992 would be below analysts' published expectations and that the defendants made false and misleading statements concerning MCA's earn-ings prospects, leading to the subsequent loss in the value of MCA common stock. In December 1994 the litigation was tentatively settled for $60 mil-lion, subject to the approval of the court and a majority of the class mem-bers. This settlement will not have any impact on earnings since this amount was reflected in the purchase price allocation of the MCA Merger.

NOTE 16 -- CAPITAL STOCK

  The terms and conditions associated with each class of Columbia/HCA common stock are substantially identical except for voting rights. All nonvoting com-mon stockholders may convert their shares on a one-for-one basis into voting common stock, subject to certain limitations. In addition, certain voting com-mon stockholders may convert their shares on a one-for-one basis into nonvot-ing common stock.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 16 -- CAPITAL STOCK (CONTINUED)

  The following shares of common stock were reserved at December 31, 1994 (amounts in thousands):

   Stock option plans.................................................... 41,754
   Retirement and savings plans..........................................  5,135
   Other.................................................................  1,196
                                                                          ------
                                                                          48,085
                                                                          ======

  Columbia/HCA has plans under which options to purchase common stock may be granted to officers, employees and directors. Generally options have been granted at not less than market price on the date of grant. Exercise provi-sions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending four to fifteen years after grant. Activ-ity in the plans is summarized below (share amounts in thousands):

                                                   SHARES UNDER   OPTION PRICE
                                                      OPTION       PER SHARE
                                                   ------------ ----------------
Balances, December 31, 1991.......................    39,576    $ 0.22 to $25.71
  Granted.........................................     6,606      0.60 to  22.62
  Conversion of BAMI stock options................       466      3.18 to  11.59
  Exercised.......................................   (22,997)     0.22 to  17.25
  Cancelled or lapsed.............................    (7,438)     0.22 to  23.37
                                                     -------
Balances, December 31, 1992.......................    16,213      0.22 to  25.71
  Granted.........................................     2,613      0.01 to  33.38
  Exercised.......................................    (4,123)     0.01 to  23.37
  Cancelled or lapsed.............................      (852)     0.22 to  25.71
                                                     -------
Balances, December 31, 1993.......................    13,851      0.01 to  33.38
  Granted.........................................     5,271     34.24 to  43.38
  Conversion of MCA stock options.................       938      5.64 to  57.16
  Exercised.......................................    (1,921)     0.22 to  37.63
  Cancelled or lapsed.............................    (1,574)     0.22 to  57.16
                                                     -------
Balances, December 31, 1994.......................    16,565    $ 0.01 to $57.16
                                                     =======

  At December 31, 1994, options for 5,409,200 shares were exercisable. Shares of common stock available for future grants were 25,188,600 at December 31, 1994 and 12,263,800 at December 31, 1993.

  In connection with the HCA Merger, Columbia/HCA stockholders voted to in-crease the aggregate number of authorized voting shares of common stock from 400 million to 800 million, and the number of authorized nonvoting common shares was established at 25 million. In addition, authorized shares of pre-ferred stock (none of which are outstanding) were increased from 10 million to 25 million.

  In connection with the Galen Merger, certain preferred stock purchase rights were redeemed which were previously issued to Galen common stockholders. The cost of this transaction was not significant. In addition, a stockholder rights plan was adopted upon consummation of the Galen Merger (similar to that of Galen) under which common stockholders have the right to purchase Series A Preferred Stock in the event of accumulation of or tender offer for certain percentages of Columbia/HCA's common stock. The rights will expire in 2003 un-less redeemed earlier by Columbia/HCA.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 16 -- CAPITAL STOCK (CONTINUED)

  In September 1993 the Board of Directors initiated a regular quarterly cash dividend on common stock of $.03 per share.

  In March 1992 Columbia/HCA issued 41,055,000 shares of voting common stock, the net proceeds from which ($796 million) were used to reduce long-term debt. Assuming that these shares were issued and the proceeds therefrom were used to reduce long-term debt at the beginning of the year, earnings per common and common equivalent share would have been $.52 in 1992.

NOTE 17 -- EMPLOYEE BENEFIT PLANS

  Columbia/HCA maintains noncontributory defined contribution retirement plans covering substantially all employees. Benefits are determined as a percentage of a participant's earned income and are vested over specified periods of em-ployee service. Retirement plan expense was $107 million for 1994, $121 mil-lion for 1993 and $128 million for 1992. Amounts equal to retirement plan ex-pense are funded annually.

  Columbia/HCA maintains various contributory savings plans which are avail-able to employees who meet certain minimum requirements. Certain of the plans require that Columbia/HCA match an amount ranging from 25% to 100% of a par-ticipant's contribution up to certain maximum levels. The cost of these plans totaled $39 million for 1994, $33 million for 1993 and $32 million for 1992. Columbia/HCA contributions are funded periodically during the year.

NOTE 18 -- ACCRUED EXPENSES

  A summary of other accrued expenses at December 31 follows (dollars in mil-lions):

                                                                   1994   1993
                                                                  ------ ------
   Workers' compensation......................................... $  136 $  112
   Taxes other than income.......................................    181    161
   Professional liability risks..................................    133    105
   Employee benefit plans........................................    187    203
   Interest......................................................    170    199
   Other.........................................................    324    222
                                                                  ------ ------
                                                                  $1,131 $1,002
                                                                  ====== ======

NOTE 19 -- FAIR VALUE INFORMATION

  A summary of fair value information at December 31 follows (dollars in mil-lions):

                                                      1994            1993
                                                 --------------- ---------------
                                                 CARRYING  FAIR  CARRYING  FAIR
                                                  VALUE   VALUE   VALUE   VALUE
                                                 -------- ------ -------- ------
Cash and cash equivalents (Note 1).............   $   68  $   68  $  348  $  348
Investments of professional liability insurance
 subsidiary (Note 12)..........................      978     973     734     778
Long-term debt, including amounts due within
 one year (Note 13)............................    5,672   5,692   4,682   5,279

                      COLUMBIA/HCA HEALTHCARE CORPORATION
           SUPPLEMENTAL QUARTERLY CONSOLIDATED FINANCIAL INFORMATION
                                  (UNAUDITED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           1994
                                        ------------------------------------------
                                        FIRST       SECOND      THIRD       FOURTH
                                        ------      ------      ------      ------
Revenues............................... $3,432      $3,521      $3,668      $3,922
Net income:
  Continuing operations (a)............    187         243         213         286
  Extraordinary loss on extinguishment
   of debt.............................    (92)          -         (23)          -
    Net income.........................     95         243         190         286
Per common share:
  Earnings:
    Continuing operations (a)..........    .45         .58         .49         .64
    Extraordinary loss on extinguish-
     ment of debt......................   (.22)          -        (.05)          -
      Net income.......................    .23         .58         .44         .64
  Cash dividends.......................    .03         .03         .03         .03
  Market prices (b):
    High...............................     45 1/4      43          44          43 3/4
    Low................................     33 1/4      36 1/2      38 1/4      33 1/2

                                                           1993
                                        ------------------------------------------
                                        FIRST       SECOND      THIRD       FOURTH
                                        ------      ------      ------      ------
Revenues............................... $3,255      $3,122      $3,095      $3,206
Net income (loss):
  Continuing operations (c)............    251         194          53         222
  Discontinued operations..............     16           -           -           -
  Extraordinary loss on extinguishment
   of debt.............................     (1)        (12)        (84)          -
    Net income (loss)..................    266         182         (31)        222
Per common share:
  Earnings (loss):
    Continuing operations (c)..........    .61         .47         .13         .54
    Discontinued operations............    .04           -           -           -
    Extraordinary loss on extinguish-
     ment of debt......................      -        (.03)       (.21)          -
      Net income (loss)................    .65         .44        (.08)        .54
  Cash dividends.......................      -           -         .03         .03
  Market prices (b):
    High...............................     24 1/2      27 3/4      31          33 7/8
    Low................................     16 1/4      19 1/4      25 3/8      27

- --------
(a) First quarter results include $102 million ($.24 per share) of costs re-lated to the HCA Merger. See Note 8 of the Notes to Supplemental Consoli-dated Financial Statements.
(b) Represents high and low sales prices of CHC common stock for periods prior to the Galen Merger and Columbia common stock prior to the HCA Merger. Columbia/HCA common stock is traded on the New York Stock Exchange (ticker symbol COL).
(c) Third quarter results include $98 million ($.24 per share) of costs re-lated to the Galen Merger. See Note 8 of the Notes to Supplemental Consol-idated Financial Statements.

                      COLUMBIA/HCA HEALTHCARE CORPORATION
         SUPPLEMENTAL SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN MILLIONS)

                                              ADDITIONS
                                   BALANCE AT CHARGED TO              BALANCE
                                   BEGINNING  COSTS AND  DEDUCTIONS   AT END
                                   OF PERIOD   EXPENSES  OR PAYMENTS OF PERIOD
                                   ---------- ---------- ----------- ---------
Allowances for loss on accounts
 receivable:
  Year ended December 31, 1992....    $557       $652       $(626)     $583
  Year ended December 31, 1993....     583        699        (645)      637
  Year ended December 31, 1994....     637        853        (706)      784

ITEM 7. (C) EXHIBITS.

  The following exhibits are furnished:

 11  Statement re Supplemental Computation of Earnings per Common and Common
     Equivalent Share.
     Statement re Supplemental Computation of Ratio of Earnings to Fixed
 12  Charges.
 23  Consent of Ernst & Young LLP.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Reg-istrant has duly caused this report to be signed on its behalf by the under-signed, thereunto duly authorized.

                                          Columbia/HCA Healthcare Corporation

Date: April 24, 1995                             /s/ Kenneth C. Donahey
                                          _____________________________________
                                                   Kenneth C. Donahey
                                          Senior Vice President and Controller
                                             (Principal Accounting Officer)